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                    [MetroCorp Bancshares, Inc. Letterhead]


           MetroCorp Bancshares, Inc. Announces Share Repurchase Plan

     HOUSTON, TEXAS - (January 31, 2002) MetroCorp Bancshares, Inc. (Nasdaq:MCBI), today announced that its Board of Directors approved a plan to repurchase, as conditions permit, up to 350,000 shares of the Company's common stock on the open market or in privately negotiated block transactions.

     The plan does not specify the timing of the purchases, the exact number of shares to be purchased or a specific target price. Market conditions will determine when and if transactions will be executed. The share repurchase plan may be suspended at any time or terminated prior to completion.

     The Company has elected to pursue this plan in an effort to utilize excess capital and to enhance shareholder value.

     MetroCorp Bancshares, Inc. with $742 million in assets, provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. The Company has 14 full-service banking locations in the greater Houston and Dallas metropolitan areas. For more information, visit the Company's Web site at www.metrobank-na.com.
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     The statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp's future plans, projection, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp's control. Actual results could differ materially from those projected due to changes in interest rates, competition in the industry, changes in local and national economic conditions and various other factors. Additional information concerning such factors that could affect MetroCorp is contained in MetroCorp's filings with the SEC.


     Contact:
     MetroCorp Bancshares, Inc., Houston
     Allen Brown, President  (713) 776-3876, or
     David D. Rinehart, Executive Vice President/CFO (713) 776-3876

             9600 Bellaire Boulevard . Suite 252 . P.O. Box 4760,
                 Houston, Texas 77210-4760 .Tel: 713-776-3876